UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
FORT WORTH DIVISION

In re:	§	
	§	
AMERGENT HOSPITALITY GROUP, INC.; et al.,[1]	§	Case No. 24-42483-MXM-11
	§	(Jointly Administered)
	§	Chapter 11
Debtors.	§	

NOTICE OF HEARING TO CONSIDER CONFIRMATION OF THE CHAPTER 11 PLAN FILED BYTHE DEBTORS AND RELATED VOTING AND OBJECTION DEADLINES

PLEASE TAKE NOTICE THAT on **September 2, 2025**, the United States Bankruptcy Court for the Northern District of Texas (the "Court") entered an order [Docket No. 260] (the "Disclosure Statement Order") that, among other things: (a) approved the *Disclosure Statement Relating to the Joint Chapter 11 Plan of Liquidation of Amergent Hospitality Group, Inc. and Its Debtor Affiliates* [Docket No. 249] (as may be amended, supplemented, or otherwise modified from time to time, the "Disclosure Statement") as containing "adequate information" pursuant to section 1125(a) of title 11 of the United States Bankruptcy Code (the "Bankruptcy Code"); and (b) authorized the above-captioned debtors and debtors in possession (the "Debtors") to solicit acceptances for the *Joint Chapter 11 Plan of Liquidation of Amergent Hospitality Group, Inc. and Its Debtor Affiliates* [Docket No. 248] (as may be amended, supplemented, or otherwise modified from time to time, the "Plan").[2]

PLEASE TAKE FURTHER NOTICE THAT the hearing at which the Court will consider Confirmation of the Plan, and related voting and objection procedures (the "Confirmation Hearing") will commence on **October 21, 2025 at 1:30 p.m.** prevailing Central Time, before the Honorable Mark X. Mullin, in the United States Bankruptcy Court for the Northern District of Texas, located at **Room 128, U.S. Courthouse, 501 W. Tenth Street, Fort Worth, Texas 76102. Additional Information: Judge Mark X. Mullin | Northern District of Texas | United States Bankruptcy Court**

PLEASE BE ADVISED: THE CONFIRMATION HEARING MAY BE CONTINUED FROM TIME TO TIME BY THE COURT OR THE DEBTORS WITHOUT FURTHER NOTICE OTHER THAN BY SUCH ADJOURNMENT BEING ANNOUNCED IN OPEN COURT OR BY A NOTICE OF ADJOURNMENT FILED WITH THE COURT AND SERVED ON ALL PARTIES ENTITLED TO NOTICE.

Voting Record Date. The voting record date is **September 2, 2025**, which is the date for determining which holders of Claims and Interests are entitled to vote on the Plan.

Voting Deadline. The deadline for voting on the Plan is **October 14, 2025, at 11:59 p.m.**, prevailing Central Time (the "Voting Deadline"). If you received a Solicitation Package, including a Ballot, and intend to vote on the Plan you ***must***: (a) follow the instructions carefully; (b) complete ***all*** of the required information on the Ballot; and (c) execute and return your completed Ballot according to and as set forth in detail in the voting instructions so that it is ***actually received*** by the Debtors' counsel, CM Law on or before the Voting Deadline. ***A failure to follow such instructions may disqualify your vote.***

Confirmation Objection Deadline. The deadline for filing objections to the Plan, including with regard to the treatment of Executory Contracts and Unexpired Leases thereunder, is **October 14, 2025, at 5:00 p.m.**, prevailing Central Time (the "Confirmation Objection Deadline"). Any objection to the relief sought at the Confirmation Hearing ***must***: (a) be in writing; (b) comply with the Federal Rules of Bankruptcy Procedure and the Bankruptcy Local Rules for the Northern District of Texas; (c) state, with particularity, the name and address of the objecting party, the basis and nature of any objection to the Plan, and, if practicable, a proposed modification to the Plan that would resolve such objection; and (d) be filed with the Court on or before the Confirmation Objection Deadline.

Obtaining Solicitation Materials. The materials in the Solicitation Package are intended to be self-explanatory. If you should have any questions or **IF YOU WOULD LIKE TO OBTAIN A COPY of the Disclosure Statement Order, Disclosure Statement, the Plan, any Plan Supplement, or related documents, you may**: (a) access the Debtors' restructuring website at cases.stretto.com/AHGI; (b) write to AHGI, Ballot Processing Center c/o Stretto, 410 Exchange, Suite 100, Irvine, CA 92602; (c) call 866-209-9801 (toll free) and request to speak with a member of the Solicitation Group; or (d) email TeamAmergent@stretto.com and reference "AHGI" in the subject line. You may also obtain copies of any pleadings filed in the Chapter 11 Cases for a fee via PACER at: http://www.txnb.uscourts.gov. Please be advised that the Solicitation Agent is authorized to answer questions about, and provide additional copies of, solicitation materials, but may ***not*** advise you as to whether you should vote to accept or reject the Plan or provide legal advice.

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[1] The jointly administered debtors are Amergent Hospitality Group, Inc. (24-42483); I10/I20 Cuisine LLC (24-42482); LBB Acquisition, LLC (24-42484); LBB Acquisition 1 LLC (24-42485); LBB Platform LLC (24-42487); LBB Lake Oswego LLC (24-42489); LBB Progress Ridge LLC (24-42490); Noveno LLC (Alberta) (24-42491); Quinto LLC (Division) (24-42492); Sexto LLC (Waterfront) (24-42493); and Cuarto LLC (Eugene) (24-42494).

BINDING NATURE OF THE PLAN

IF CONFIRMED, THE PLAN SHALL BIND ALL HOLDERS OF CLAIMS AND INTERESTS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, WHETHER OR NOT SUCH HOLDER WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, HAS FILED A PROOF OF CLAIM IN THE CHAPTER 11 CASES, OR FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

Dated: September 5, 2025

CM LAW, PLLC
Richard G. Grant
National Litigation Support Center
13101 Preston Road, Suite 110-1510
Dallas, Texas 75240
Telephone: 214-210-2929
Email: rgrant@cm.law

ATTORNEYS FOR
DEBTORS IN POSSESSION